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                                                                   EXHIBIT 10.67

                         [SPACEHAB, INC. LETTERHEAD]

SPACEHAB
DEVELOPERS OF SPACE HABITAT MODULES

                                                            RECEIVED APR 29 1996
April 26, 1996
SHI-HOU-DAB-960037

Dr. Wesley C. Hymer
Director
Center for Cell Research
The Pennsylvania State University
204 South Frear Building
University Park, PA 16802-6005

Dear Dr. Hymer:

Thank you for your hospitality this week during SPACEHAB's visit to the Pennsylvania State University (PSU) Center for Cell Research (CCR) facility to discuss the status of the United States Commercial Electrophoresis Program in Space (USCEPS). I was impressed by your ground test program as well as with progress on development of an integrated flight hardware system. I am more confident than ever that USCEPS will become the premier facility for electrophoresis research in space by U.S. and international principal investigators.

It is our understanding that the funding required to "keep the doors open" at the CCR is $25,000 per month. It is also our understanding that the NASA Office of Space Access and Technology (Code X) has provided $40,000 in supplemental funding to the CCR, the use of which is subject to agreement by the CCR to certain USCEPS market-base definition criteria. Additionally, Code X has initiated development of a Cooperative Agreement (CA) with the CCR which, when completed, will enable additional NASA contributions as the USCEPS Program matures.

SPACEHAB is prepared to consider a formal, long-term, business relationship with the PSU, the Space Technology Corporation (STC), and the CCR regarding development and/or utilization of the USCEPS and Biomodule technologies on the ground and in space. To facilitate development of the requisite documentation and understandings pertaining to such a relationship, SPACEHAB is prepared to provide initial, good-faith funds to the CCR in the amount of $12,500 per month beginning May 1, 1996, continuing for an initial period of ninety days. During this 90-day period, PSU and the CCR would be expected to accomplish the following in close coordination and cooperation with SPACEHAB.

1. Development and execution of a joint Industry-University Cooperative Research Agreement between PSU and SPACEHAB which will be consistent with University policies and which will contain certain intellectual property provisions providing STC with exclusive commercialization rights to technology developed under the agreement.

2. Development and execution of an intellectual property licensing agreement between STC and the Penn State Research Foundation (PSRF, the University's technology transfer agent) for the licensing of the background rights relative to the USCEPS Program and the Biomodule and upon which the above-referenced research program will be based. The license will be consistent with PSRF's standard license terms and conditions. (Note: In the event PSU cannot ultimately commercialize the USCEPS or Biomodule technologies using the entity STC, the parties will effectuate the intent of this agreement through licensing agreements directly from PSU's subsidiary technology transfer corporation, the PSRF, to SPACEHAB or other third parties, who will enter licensing and/or manufacturing agreements consistent with this letter agreement.)

3. Development and execution of a Commercialization Agreement between STC and SPACEHAB. This agreement will provide SPACEHAB with the right to serve as its exclusive commercialization agent, and providing SPACEHAB with the right to initially receive 50% of net profits generated from the commercialization of the USCEPS and Biomodule technologies until SPACEHAB has recovered 150% of the research monies provided to the University under paragraph 1. above, as well as SPACEHAB's right to thereafter receive 25% of net profits as a continuing royalty share.
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4. Development of a Cooperative Agreement between the CCR and NASA to facilitate additional NASA funding, USCEPS hardware flight certification and advocacy for USCEPS flight opportunities aboard the Space Shuttle and International Space Station.

5. Development of a Statement of Work (SOW) which encompasses the strategic and tactical aspects of the CCR/SPACEHAB business relationship as it relates to marketing and managing the USCEPS and Biomodule Programs over the next five years. This SOW should include, but not be limited to, the following elements:

a. Program overview (USCEPS, Biomodule)
b. Program implementation strategy (USCEPS, Biomodule)
c. Current market assessment (USCEPS, Biomodule) and outreach plan (as specific as proprietary considerations allow)
d. USCEPS development-to-flight-readiness schedule with key technical and programmatic milestones and assumptions identified

6. Development of a phased budget plan which projects CCR costs throughout the five year period.

7. Monthly progress reports updating the status of work on the above products.

Following the initial 90-day period, all parties will evaluate the above products for completeness and substance, realizing that certain technical aspects of the USCEPS development and flight opportunity schedule may continue to be somewhat uncertain during this time. If SPACEHAB determines in its sole discretion that substantial progress has been made on the above products, SPACEHAB will continue funding at $12,500 per month through April, 1997 (a total of $150,000 in funds), at which time an additional assessment of Program status will be made by SPACEHAB. A negative assessment at the 90-day milestone will result in termination of SPACEHAB funding (a total of $37,500).

It is expected that all funds provided by SPACEHAB, Inc. will be used solely to facilitate the continuation of USCEPS ground tests currently in process; in the development of a detailed Statement of Work which functionally organizes the technical and business-base-development work to be done up to and including first USCEPS flight; in the overall management of the USCEPS and PSB research program; and in the maintenance of the USCEPS and PSB flight hardware.

As a part of this letter agreement, the CCR will use the Oceaneering SPACEHAB Refrigerator Freezer (OSRF) as the USCEPS sample refrigeration facility, subject to successful completion of all OSRF flight qualification testing.

It is expected that the CCR retain the services of Mr. Joe Baker as USCEPS Program Manager throughout the funding period. The CCR, however, will remain solely responsible for Mr. Baker's compensation.


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Your concurrence on the above and signature below is requested at your earliest convenience. SPACEHAB, Inc. looks forward to working with the CCR in its USCEPS and Biomodule commercialization efforts.

Sincerely,

/s/  Dan A. Bland, Jr.
----------------------
Dan A. Bland, Jr.
Director, Commercial Applications
SSUP Program manager



/s/  Margaret E. Grayson                    /s/  R. D. Nargi
------------------------                    --------------------------
Margaret E. Grayson                         Mr. R.D. Nargi
SPACEHAB Vice President - Finance           Associate Treasurer
and Administration                          The Pennsylvania State University


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